Exhibit 99.1

For Immediate Release – July 25, 2005

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Annual and Quarter Earnings and Declares Quarterly Cash Dividend

•      HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share (“EPS”) of $1.42 for the fiscal year ended June 30, 2005 compared to $1.43 for the prior fiscal year.

•      For the three months ended June 30, 2005, the Company reported EPS of $0.20 compared to $0.46 for the same period in the prior fiscal year.

•      The Company downgraded a $4.1 million participation loan and charged-off $224,000 in direct leases as of June 30, 2005 based upon information received before and after the end of the fiscal year.  A provision for loan and lease losses charge of $2.0 million was recorded as of June 30, 2005.  The Company will continue to analyze information regarding the participation loan as it is received from the lead bank and will adjust, if necessary, the estimated reserve attributable to June 30, 2005.

•      Return on average equity for the fiscal year ended June 30, 2005 was 9.66% compared to 10.30% for the fiscal year ended June 30, 2004.

•      The ratio of nonperforming assets to total assets increased to 0.78% at June 30, 2005 from 0.27% at June 30, 2004. This is due primarily to the aforementioned participation loan being placed on nonaccrual status as of the fiscal year-end.

•      Net interest margin increased $1.1 million, or 4.5%, to $26.2 million for the fiscal year ended June 30, 2005 from $25.1 million for the same period in the prior fiscal year.  This increase was primarily due to a 7.7% increase in the Company’s average interest-earning assets over the prior year.

•      Net healthcare costs declined by $533,000, or 29.8%, for the fiscal year ended June 30, 2005 as compared to the prior fiscal year. This is due primarily to lower health care claims made during the fiscal year under the Company’s self-insured health plan for its employees

•      The Company announced it will pay a quarterly cash dividend of 11 cents per share for the fourth quarter of the 2005 fiscal year.  The dividend will be paid on August 17, 2005 to shareholders of record on August 3, 2005.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., Hometown Insurors, Inc. and HF Financial Group, Inc., announced earnings today of $5.2 million for the fiscal year ended June 30, 2005 compared to $5.2 million for the same period in the prior fiscal year.  For the three months ended June 30, 2005, earnings were $713,000 compared to $1.7 million for the same period in the prior fiscal year.

Curt Hage, Chairman, CEO and President stated, “We are disappointed in the downgraded participation loan and leases.  We will continue to work with the lead bank and hope to find a favorable resolution to this loan.  We believe that the reserve set aside for this loan is our best estimate of potential reserve based on the information available to us to date.  This set back is isolated to a single lending relationship. The underlying results were strong for the fiscal year.  Interest-earning assets grew by 7.7% in the face of larger than expected payoff activity earlier in the fiscal year. We believe this demonstrates the strength of the production capacity of the Company. This asset growth along with changes in the interest rate environment contributed to a $1.1 million or a 4.5% increase in net interest income.  We believe we have attained this growth without sacrificing asset quality.  We are committed to strong and disciplined underwriting. Our long-term strategy to grow a diversified bank portfolio continues to provide strength in overall risk management. “

Mr. Hage continued, “We are pleased with the 23.4% growth in fee income from our trust and investment business line.  Deposit service fees increased 4.1%. We are committed to containing cost increases in-line with revenue growth.  We are particularly pleased with our reduction in net healthcare costs of 29.8%.  We believe this reduction can be attributed to the on-going success of our employee wellness program, Bank Your Health at Home.  We believe the combination of qualified personnel with a community bank emphasis will help us achieve our mission, ‘to be the leading financial services provider to businesses and individuals in the communities we serve.’  We are confident we can achieve our goal to produce a return on average equity in the top levels of banks and thrifts in the Americas Community Bank ACBQ index.”

Net interest income increased $1.1 million, or 4.5%, for the fiscal year ended June 30, 2005 as compared to the prior fiscal year.  For the three months ended June 30, 2005, net interest income increased $161,000, or 2.5%, compared to the same period in the prior fiscal year.  The Company’s net interest margin was 3.31% for the fiscal year ended June 30, 2005 as compared to 3.41% for the prior fiscal year.

Provision for losses on loans and leases increased $661,000, or 32.7%, for the fiscal year ended June 30, 2005 as compared to the prior fiscal year.  For the three months ended June 30, 2005, provision for losses on loans and leases increased $1.8 million, compared to the same period in the prior fiscal year.  The increase in the provision for losses on loans and leases for the fiscal year ended June 30, 2005 as compared to the prior fiscal year reflects the impairment of a participation loan and direct leases, which resulted in a $2.0 million provision for loan and lease losses charge as of June 30, 2005.  Net charge-offs decreased $1.0 million, or 46.4%, at June 30, 2005, as compared to the prior fiscal year.  Nonperforming assets increased $4.7 million, or 208.5% at June 30, 2005, as compared to the prior fiscal year primarily due to the downgrade to doubtful as of June 30, 2005, of a $4.1 million participation loan.  Loans and leases receivable increased $31.1 million, or 4.8%, at June 30, 2005, compared to June 30, 2004.

The decrease in noninterest income of $814,000, or 8.3%, for the fiscal year ended June 30, 2005 as compared to the prior fiscal year was primarily due to decreases in net gain on sale of loans of $585,000, loan servicing income of $132,000 and other noninterest income of $379,000 offset by increases in fees on deposits of $172,000 and trust income of $133,000.  For the three months ended June 30, 2005, noninterest income increased $38,000, or 1.6%, as compared to the same period in the prior fiscal year primarily due to increases in trust income of $32,000 and fees on deposits of $27,000 and other noninterest income of $22,000 offset by a decrease in loan servicing income of $43,000.

Noninterest expense increased $163,000, or 0.7%, for the fiscal year ended June 30, 2005 as compared to the prior fiscal year primarily due to an increase in other noninterest expense of $321,000 offset by decreases in occupancy and equipment of $109,000 and compensation and employee benefits of $49,000.  Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan was $1.3 million for the fiscal year ended June 30, 2005, a decrease of $533,000, or 29.8% compared to the prior fiscal year.  For the three months ended June 30, 2005, noninterest expense increased $40,000, or 0.7%, as compared to the same period in the prior fiscal year primarily due to an increase in other noninterest expense of $253,000 offset by a decrease in compensation and employee benefits of $220,000.  The three months ended June 30, 2005 reflected a reduction of $356,000 in variable incentive pay and related taxes and retirement benefits.  Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan was $282,000 for the three months ended June 30, 2005, an increase of $38,000, or 15.6% compared to the same period in the prior fiscal year.

The Company had total assets of $897.6 million and stockholders’ equity of $53.6 million at June 30, 2005.  The Company is the largest publicly traded financial institution headquartered in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by HF Financial Corp. (the “Company”), including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•      Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•      Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•      Forecasts of future economic performance.

•      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2005	2004	2005	2004
Interest, dividend and loan fee income:
Loans and leases receivable	$10,669	$9,290	$40,489	$36,935
Investment securities and interest-earning deposits	1,348	1,005	4,457	3,325
	12,017	10,295	44,946	40,260
Interest expense:
Deposits	3,688	2,629	12,659	10,205
Advances from Federal Home Loan Bank and other borrowings	1,756	1,254	6,088	4,983
	5,444	3,883	18,747	15,188

Net interest income	6,573	6,412	26,199	25,072

Provision for losses on loans and leases	2,177	342	2,681	2,020

Net interest income after provision for losses on loans and leases	4,396	6,070	23,518	23,052

Noninterest income:
Fees on deposits	1,143	1,116	4,398	4,226
Loan servicing income	314	357	1,446	1,578
Gain on sale of loans, net	226	232	726	1,311
Trust income	191	159	701	568
Gain on sale of securities, net	7	1	20	43
Other	470	448	1,723	2,102
	2,351	2,313	9,014	9,828
Noninterest expense:
Compensation and employee benefits	3,442	3,662	15,493	15,542
Occupancy and equipment	785	778	3,100	3,209
Other	1,636	1,383	6,343	6,022
	5,863	5,823	24,936	24,773

Income before income taxes	884	2,560	7,596	8,107
Income tax expense	171	908	2,431	2,891
Net income	$713	$1,652	$5,165	$5,216

Earnings per share:
Basic	$0.20	$0.47	$1.46	$1.47
Diluted	0.20	0.46	1.42	1.43

Weighted average shares:
Basic	3,501,109	3,526,831	3,532,088	3,557,860
Diluted	3,603,377	3,603,654	3,637,354	3,656,152

Outstanding shares: (end of period)	3,484,230	3,532,650	3,484,230	3,532,650

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	6/30/2005	6/30/2004

Balance Sheet Data
Total assets	$897,578	$847,070
Cash and cash equivalents	18,318	20,474
Securities available for sale	142,427	122,715
Loans and leases receivable, net	670,581	640,946
Loans held for sale	10,238	10,351
Deposits	681,286	658,719
Advances from Federal Home Loan Bank and other borrowings	119,664	93,750
Subordinated debentures payable to trusts	27,837	27,837
Stockholders’ equity	53,635	51,649

Equity to total assets (end of period)	5.98%	6.10%
Book value per share (1)	$15.39	$14.62

Tier I (core) capital (2)	8.28%	8.28%
Risk-based capital (2)	10.66%	10.54%

Number of full-service offices	34	34

Asset Quality
Nonaccruing loans and leases	$5,322	$1,561
Accruing loans and leases delinquent more than 90 days	1,609	502
Foreclosed assets	89	212
Total nonperforming assets	$7,020	$2,275

FASB Statement No. 5 Allowance for loan and lease losses	$3,326	$3,605
FASB Statement No. 114 Impaired loan valuation allowance	1,750	—
Total allowance for loans and lease losses	$5,076	$3,605

Ratio of nonperforming assets to total assets (end of period)	0.78%	0.27%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	1.01%	0.32%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.74%	0.55%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	73.24%	174.75%

(1)  Equity divided by number of shares of outstanding common stock.

(2)  Capital ratios for Home Federal Bank.

(3)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At June 30, 2005		At June 30, 2004
	Amount	Percent of Loans in Each Category	Amount	Percent of Loans in Each Category
	(Dollars in Thousands)

One-to four-family (1)	$96,496	14.28%	$93,721	14.54%
Commercial real estate	98,083	14.52%	89,356	13.86%
Multi-family real estate	34,123	5.05%	42,572	6.61%
Commercial business (2)	125,555	18.58%	124,033	19.24%
Equipment finance leases	33,170	4.91%	27,019	4.19%
Consumer Direct (3) (4)	111,210	16.46%	108,755	16.87%
Consumer Indirect	93,984	13.91%	87,839	13.63%
Agricultural	74,010	10.95%	63,370	9.83%
Construction and development	9,026	1.34%	7,886	1.23%
Total Loans and Leases Receivable (5)	$675,657	100.00%	$644,551	100.00%

(1) Excludes $9,838 and $10,027 loans held for sale at June 30, 2005 and June 30, 2004, respectively.

(2) Includes $3,563 tax exempt leases at June 30, 2005.

(3) Includes mobile home loans.

(4) Excludes $400 and $324 student loans held for sale at June 30, 2005 and June 30, 2004, respectively. During the second quarter of fiscal 2004, the Company began classifying its student loan portfolio as held for sale.

(5) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At June 30, 2005		At June 30, 2004
	Amount	Percent of Deposits in Each Category	Amount	Percent of Deposits in Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$85,775	12.59%	$75,251	11.42%
Interest bearing accounts	50,120	7.36%	45,738	6.94%
Money market accounts	209,116	30.69%	211,928	32.17%
Savings accounts	63,235	9.28%	63,670	9.67%
Certificates of deposit	273,040	40.08%	262,132	39.80%
Total Deposits	$681,286	100.00%	$658,719	100.00%

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Years Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Balance, beginning	$3,339	$3,608	$3,605	$3,842
Provision charged to income	2,177	342	2,681	2,020
Charge-offs	(488)	(398)	(1,545)	(2,564)
Recoveries	48	53	335	307
Balance, ending	$5,076	$3,605	$5,076	$3,605

Average Balances, Interest Yields and Rates

	Years Ended
	6/30/2005		6/30/2004
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$662,661	6.11%	$621,548	5.94%
Investment securities (2) (3)	128,072	3.48%	112,668	2.95%
Total interest-earning assets	790,733	5.68%	734,216	5.49%
Noninterest-earning assets	64,839		61,381
Total assets	$855,572		$795,597

Interest-bearing liabilities:
Deposits:
Checking and money market	$263,037	1.84%	$238,774	1.13%
Savings	49,204	1.17%	50,791	0.60%
Certificates of deposit	260,579	2.78%	261,982	2.75%
Total interest-bearing deposits	572,820	2.21%	551,547	1.85%
FHLB advances and other borrowings	111,332	3.96%	80,869	4.64%
Subordinated debentures payable to trusts	27,837	6.03%	26,172	4.70%

Total interest-bearing liabilities	711,989	2.63%	658,588	2.31%
Noninterest-bearing deposits	72,627		66,807
Other liabilities	17,465		19,586
Total liabilities	802,081		744,981
Equity	53,491		50,616
Total liabilities and equity	$855,572		$795,597

Net interest spread		3.05%		3.18%
Net interest margin (4)		3.31%		3.41%
Return on average assets (5)		0.60%		0.66%
Return on average equity (6)		9.66%		10.30%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans and municipal securities.

(4)  Net interest margin is net interest income divided by average interest-earning assets.

(5)  Ratio of net income to average total assets.

(6)  Ratio of net income to average equity.